Exhibit 99.1

Sparton Announces That Navy Has Taken Corrective Action Allowing ERAPSCO to Participate

in Bid Process for GFY19-23 Q-125A Production Sonobuoy Solicitation

SCHAUMBURG, Ill – September 5, 2018 – Sparton Corporation (NYSE:SPA), an industry leader in the design and manufacture of highly-complex electronic and electromechanical devices, today announced that the United States Navy (Navy) has taken corrective action to reopen the competitive range regarding Solicitation No. N00010-19-R-002 for the GFY19-23 AN/SSQ-125A (Q-125A) production sonobuoy and include ERAPSCO in that competitive range. This allows ERAPSCO to again participate in the bid process.

On July 9, 2018 Sparton Corporation announced the filing of a bid protest by ERAPSCO with the United States Government Accountability Office (GAO) and requested that the GAO restore ERAPSCO’s ability to participate in the bid process. As a result of the Navy’s decision to restore ERAPSCO’s ability to participate in the bid process, on September 4, 2018 the GAO dismissed the protest.

ERAPSCO is a joint venture between Sparton DeLeon Springs, LLC, a wholly-owned subsidiary of Sparton Corporation, and Undersea Sensor Systems, Inc., a wholly-owned subsidiary of Ultra Electronics Holdings plc.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 119th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace and Industrial & Commercial. Headquartered in Schaumburg, Illinois, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s Web site may be accessed at www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

Contact Information

Investors:

IMS Investor Relations

John Nesbett/Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Company:

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com